EXHIBIT 99.1
WEINGARTEN REALTY
2600 Citadel Plaza Drive
Houston, TX  77008
(713) 866-6000
(713) 880-6160 FAX

NEWS RELEASE

Information:   Richard Summers, Vice President/Director of Investor Relations, 713-866-6050

Weingarten Realty Announces First Quarter 2008 Results

Houston, May 7, 2008 --- Weingarten Realty (NYSE: WRI) announced today the results of its first quarter ended March 31, 2008.

“Our funds from operations (FFO), on a diluted per-share basis, grew to $0.78 for the first quarter of 2008, up 5% from the prior year. Additionally, in the first quarter, we closed on a new $228 million joint venture with AEW Capital Management, on behalf of a major institutional client. Additional joint ventures are a key strategic objective and we are very pleased to add another partnership with AEW,” stated Drew Alexander, President and Chief Executive Officer.

Financial and Operating Highlights
•
Net income, on a diluted, per-share basis, was $0.34 for the first quarter of 2008, compared to $0.53 per share for the same period of 2007. The decline from the prior year was due to a reduction in gains on property sales and an increase in depreciation expense associated with the redevelopment of an existing property;

•
Funds from operations (FFO), a non-GAAP financial indicator considered one of the most meaningful performance measurements within the REIT industry, grew 5% on a diluted per-share basis to $0.78 for the first quarter of 2008;

•
Overall occupancy was 93.7% at the end of the first quarter of 2008 compared to 94.4% a year ago. Occupancy for the retail properties was down slightly to  94.8% from 95.4% in the prior year while industrial occupancy was 90.7% compared to 90.8% a year ago;

•
As previously reported, the Company closed on a new joint venture with AEW Capital Management, on behalf of a major institutional client, which recapitalized a WRI portfolio of eighteen Texas properties totaling 2.1 million square feet. The joint venture acquiring the properties is 15% owned by WRI and 85% by AEW’s  client. Weingarten Realty received more than $216 million in cash proceeds from this transaction while maintaining a significant ownership stake in the properties.  Additional benefits included property management, leasing, and asset management fees as well as a performance enhancement above certain hurdle returns.

Existing Portfolio
Rental rates remained solid during the first quarter of 2008 as the Company completed 288 new leases and renewals, totaling 1.7 million square feet with an average rental rate increase of 15.3% on a same space GAAP basis and 12.5% on a cash basis.  The primary driver for the rental rate increases were new retail leases which increased 27.7% on a same space GAAP basis and 27.3% on a cash basis.

Same property net operating income (NOI), on a cash basis, rose a modest .8% in the first quarter, with growth of .7% from retail properties and 1.8% from industrial properties. Minimum rents increased 1.8%, however this was offset by lower occupancy and increased bad debt expense due to bankruptcies including retailers like Hollywood Video. Occupancy ended the quarter at 93.7% versus 94.4% a year ago.

“The existing portfolio results for the first quarter were certainly affected by a weakening economy as we experienced a slight increase in vacancy due to the loss of some weaker retailers,” said Johnny Hendrix, Executive Vice President Asset Management. “However, we are confident that our strong focus on neighborhood and community shopping centers with retailers that provide basic necessities, combined with the efforts of our very productive associates, positions us to take advantage of opportunities in this economic downturn and return to strong growth as the economy recovers.”

New Development
The Company’s new development pipeline at the end of the first quarter 2008 includes 35 properties at various stages of development. Weingarten has invested $382 million in these projects to date and estimates its total investment, at completion, to be $657 million. The Company also projected that 15 of our 35 projects currently under development will be stabilized by the end of 2009 and these centers are currently 81% leased, including tenant-owned square footage. For the remaining 20 projects stabilizing in 2010 and beyond, the Company has committed national or regional anchors for 15 of the projects. The Company is aggressively pursuing anchors for the remaining 5 projects and management is comfortable that these strong locations will be successfully developed.

“Clearly, the slowing economy has impacted our development program,” said Robert Smith, Senior Vice President and Director of New Development. “Retailers have reevaluated and reduced their demand for space which impacts the growth of our new development program. However, the risks in the existing development pipeline are well controlled through the quality of our anchor commitments and our level of pre-leasing.”

Portfolio Enhancements
Dispositions of non-core properties totaled $19 million in the first quarter, representing two properties and 173,000 square feet. These properties were sold at an average cap rate of 7.0%.

“Since the disruption to the credit markets in the third quarter of last year, acquisition  activity, particularly, has been very slow. We have seen deal flow resume at a muted pace but both buyers and sellers are slow as they wait to see where the market is going and where prices will settle,” said Candace DuFour, Senior Vice President and Director of Acquisitions.

Dividends
The Board of Trust Managers declared a dividend of $0.525 for the first quarter of 2008. On an annualized basis, this represents a dividend of $2.10 per common share. The dividend is payable on June 16, 2008 to shareholders of record on June 6, 2008.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. Dividends on the Series G Cumulative Redeemable Preferred Shares are $0.226173 per share. All preferred share dividends are payable on June 16, 2008 to shareholders of record on June 6, 2008.

Outlook
“The year 2008 is expected to be a very challenging year. Neighborhood and community shopping centers that cater to basic necessities are the most resilient sector in real estate. Over 70% of our retail portfolio is anchored by supermarkets which provide the strength to weather a slowing economy,” said Alexander. “As we move forward in 2008, our team will remain focused on leasing and managing our quality portfolio and we will be highly selective in investing our capital in new development and acquisition opportunities.

“It is still early in the year and market conditions have been volatile, but we still expect to generate FFO per share in our previously announced guidance range of $3.21 to $3.27 for 2008, although it may be in the lower end of the range. We are very well positioned for the future and I am confident we can create long-term value for our investors.”

Conference Call Information
The Company also announced that it will host a live webcast of its quarterly conference call on May 8, 2008 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling 800-642-1687, identification number 40923137 until 11:59 PM Central Time on May 9, 2008.

About Weingarten Realty Investors
As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty (NYSE:WRI) is celebrating its 60th anniversary as a commercial real estate owner, manager and developer, formed in 1948. Focused on delivering solid returns to shareholders, Weingarten is actively developing, acquiring, and intensively managing properties in 23 states that span the United States from coast-to-coast. The Company’s portfolio of 416 properties includes 335 neighborhood and community shopping centers and 81 industrial properties. Including tenant-owned square footage, the Company’s portfolio currently totals approximately 74 million square feet under management. Weingarten has one of the most diversified tenant bases of any major

REIT in its sector, with the largest of its 5,500 tenants comprising less than 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

		Three Months Ended
		March 31,
		2008	2007
		(Unaudited)

	STATEMENTS OF CONSOLIDATED INCOME AND FUNDS FROM OPERATIONS
	Rental Income	$152,428	$140,668
	Other Income	2,732	2,020
	Total Revenues	155,160	142,688
	Depreciation and Amortization	43,324	31,685
	Operating Expense	26,748	23,042
	Ad Valorem Taxes	18,249	16,184
	General and Administrative Expense	6,854	6,609
	Total Expenses	95,175	77,520
	Operating Income	59,985	65,168
	Interest Expense	(35,480)	(36,089)
	Interest and Other Income	1,049	1,712
	Equity in Earnings of Real Estate Joint Ventures and Partnerships, net	5,247	3,347
	Income Allocated to Minority Interests	(1,826)	(1,178)
	Gain on Sale of Properties	12	2,089
	Gain on Land and Merchant Development Sales	519	666
	(Provision) Benefit for Income Taxes	(747)	9
	Income From Continuing Operations	28,759	35,724
	Operating Income From Discontinued Operations	265	2,805
	Gain on Sale of Properties From Discontinued Operations	8,370	12,856
	Income from Discontinued Operations	8,635	15,661
	Net Income	37,394	51,385
Less:	Preferred Share Dividends	8,618	4,728
	Net Income Available to Common Shareholders--Basic	$28,776	$46,657
	Net Income Per Common Share--Basic	$0.34	$0.54
	Net Income Available to Common Shareholders--Diluted	$28,776	$47,763
	Net Income Per Common Share--Diluted	$0.34	$0.53

	Funds from Operations:
	Net Income Available to Common Shareholders	$28,776	$46,657
	Depreciation and Amortization	42,302	31,979
	Depreciation and Amortization of Unconsolidated Joint Ventures	2,540	2,057
	Gain on Sale of Properties	(7,736)	(14,945)
	Gain on Sale of Properties of Unconsolidated Joint Ventures	(14)
	Funds from Operations--Basic	$65,868	$65,748
	Funds from Operations Per Common Share--Basic	$0.79	$0.76
	Funds from Operations--Diluted	$65,868	$66,854
	Funds from Operations Per Common Share--Diluted	$0.78	$0.74
	Weighted Average Shares Outstanding--Basic	83,679	86,005
	Weighted Average Shares Outstanding--Diluted	84,167	89,809

		March 31,	December 31,
		2008	2007
	CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
	Property	$4,993,765	$4,972,344
	Accumulated Depreciation	(789,244)	(774,321)
	Property Held for Sale, net	7,590
	Investment in Real Estate Joint Ventures and Partnerships	297,412	300,756
	Notes Receivable from Real Estate Joint Ventures and Partnerships	109,661	81,818
	Unamortized Debt and Lease Costs	118,368	114,969
	Accrued Rent and Accounts Receivable, net	95,628	94,607
	Cash and Cash Equivalents	61,488	65,777
	Restricted Deposits and Mortgage Escrows	31,066	38,884
Other		117,951	98,509
	Total Assets	$5,043,685	$4,993,343

Debt		$3,214,656	$3,165,059
	Accounts Payable and Accrued Expenses	117,111	155,137
Other		99,754	104,439
	Total Liabilities	3,431,521	3,424,635

	Minority Interest	160,449	96,885

	Preferred Shares of Beneficial Interest	8	8
	Common Shares of Beneficial Interest	2,528	2,565
	Treasury Shares of Beneficial Interest		(41)
	Accumulated Additional Paid in Capital	1,444,180	1,442,027
	Net Income in Excess of Accumulated Dividends	27,459	42,739
	Accumulated Other Comprehensive Loss	(22,460)	(15,475)
	Total Shareholders' Equity	1,451,715	1,471,823
	Total Liabilities and Shareholders' Equity	$5,043,685	$4,993,343